As filed with the Securities and Exchange Commission on October 16, 2012

Registration No.333-183703

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cytomedix Inc.
(Exact name of registrant as specified in its charter)

Delaware	3841	23-3011702
(State or other jurisdiction	(Primary Standard Industrial)	(I.R.S. Employer
of incorporation or organization)	(Code Number)	Identification Number)

209 Perry Parkway, Suite 7
Gaithersburg, MD 20877
(240) 499-2680

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Martin P. Rosendale
Chief Executive Officer
209 Perry Parkway, Suite 7, Gaithersburg, MD 20877
(240) 499-2680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Ralph V. DeMartino, Esq.
F. Alec Orudjev, Esq.
Cozen O’Connor
1627 I Street, NW, Suite 1100, Washington, DC 20006

(202) 912-4800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans,  please check the following box:      ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box a and list the Securities Act registration statement number in the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box      ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

			Proposed
	Amount	Proposed	Maximum
	Being	Maximum	Aggregate	Amount of
Title of Each Class of Securities to be	Registered	Offering Price	Offering Price	Registration
Registered	(1)	Per Security (2)	(2)	Fee
Common Stock, $0.0001 par value	21,067,151	$1.17	$24,648,566.67	$2,824.72

(1)          All of the shares are offered by the selling shareholders. Pursuant to Rule 416 under the Securities Act, the common stock offered hereby shall be deemed to cover an indeterminate number of additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. Any other adjustments resulting in the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement.

(2)          Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked prices as reported on the OTC Bulletin Board on August 28, 2012, which was $1.17 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated , 2012

Cytomedix, Inc.

Resale of up to 21,067,151 shares of Common Stock

 We are registering shares of common stock for resale on behalf of our shareholders, or Selling Shareholders, named in the section of this prospectus titled “Selling Security Holders.” The following shares may be offered, from time to time, for resale under this prospectus: (i) 13,539,816 shares of common stock issued upon the May 2012 conversion into shares of common stock of the Series E Convertible Preferred Stock issued to Aldagen Holdings LLC in February 2012, (ii) 4,231,192 shares of common stock issued in the February 2012 private offering with certain accredited investors, (iii) 2,115,596 shares of common stock underlying warrants (of which only 30% of such warrants are currently exercisable) issued in the February 2012 private offering with certain accredited investors, and (iv) 1,180,547 shares of common stock underlying warrants (of which only 30% of such warrants are currently exercisable) issued in February 2012 in connection with early warrant exercise agreements with certain existing warrant holders.

The Selling Shareholders may sell these securities from time to time, subject to lockup restrictions and exercisability of the warrants, as discussed below, at the prevailing market price or in negotiated transactions or in any other manner specified under “Plan of Distribution” in this prospectus. Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Shareholders. We will, however, receive proceeds if the warrants are exercised, unless the warrants are exercised on a cashless basis by the holders; to the extent we receive such proceeds, they will be used for working capital purposes.

Our common stock is quoted for trading on the OTC Bulletin Board under the symbol “CMXI”. On August 28, 2012 the closing price of the common stock was $1.14 per share. The aggregate market value of our outstanding common stock held by non-affiliates is $92,009,648, based on 90,721,784 shares of outstanding common stock, of which 66,193,992, or 73%, are held by non-affiliates, and a per share price of $1.39 based on the closing sale price of our common stock on August 10, 2012.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2012.

PROSPECTUS SUMMARY

Our Company

Cytomedix, Inc. is a regenerative therapy company developing and commercializing innovative autologous therapies that promote healing by harnessing the innate regenerative capacity of platelets and adult stem cells. We currently have a growing commercial operation, and a clinical pipeline seeking to exploit market opportunities with unmet medical needs.

Our current commercial offerings are centered around our platelet rich plasma (“PRP”) platform technology, and primarily include the Angel® Whole Blood Separation System (“Angel”) and the AutoloGelTM System (“AutoloGel”). These products primarily address the areas of wound care, and support of healing and recovery following orthopedic procedures. Our sales are predominantly in the United States, where we sell our products through a combination of direct sales representatives and independent sales agents. In Europe, the Middle East, Canada, and Australia, we have a network of distributors covering several major markets.

Our clinical pipeline primarily involves the ALDH bright cell-based therapies, acquired through the acquisition of Aldagen, Inc., a privately held development stage autologous stem cell company, in February 2012, and the expansion of the Angel System for use in other clinical indications. In April 2010, we acquired the Angel product line from Sorin USA. In 2011, we focused, among other things, on our AutoloGel reimbursement efforts. As mentioned above, in February 2012, we acquired Aldagen. This will further increase our operating expenses for at least the next two years, at which point, upon success with certain clinical efforts, we would expect to be in a position to partner the Aldagen bright cell technology for further development.

Financial Condition

Since inception, we have incurred and continue to incur significant losses from operations. In our consolidated financial statements for the year ended December 31, 2010, we disclosed that we had suffered recurring losses from operations and had insufficient liquidity to fund our ongoing operations that raised substantial doubt about our ability to continue as a going concern. Our independent auditors at that time included a going concern explanatory paragraph in their report. This disclosure was removed from our consolidated financial statements at December 31, 2011 primarily as a result of improved cash and working capital balances and the continued progress toward the Company’s key business objectives and the successor auditor did not include a going concern explanatory paragraph in its opinion on the consolidated financial statements of the Company at December 31, 2011.

Historically, we have financed our operations through a combination of the sale of debt, equity and equity-linked securities, and licensing, royalty, and product revenues. Our commercial products are currently generating approximately $7 million in revenue per year on a run-rate basis. We need to sustain and grow these sales to meet our business objectives and satisfy our cash requirements. At June 30, 2012, we had approximately $8.5 million cash on hand, including approximately $4.7 million dedicated for use in the ALD-401 clinical trial and related matters. Also for the six months ended June 30, 2012, we utilized approximately $4.3 million of cash in operating activities. Currently, our monthly cash spending rate is approximately $1.3 million. We believe we will have sufficient cash to sustain us at least through 2012. However, we will require additional capital to finance the further development of our business operations beyond the end of 2012. We may also access additional capital through a purchase agreement with Lincoln Park Capital (“LPC”). Under this agreement, which expires in January 2013, we may, within certain parameters, raise up to an additional $4.1 million. Given the parameters within which we may draw down from LPC, there is no assurance that the amounts available from LPC will be sufficient to fund our future operational cash flow needs. If significant amounts are not available to us from future strategic partnerships or under the LPC agreement, additional funding will be required in order for us to pursue our strategic plan. Specific programs that may require additional funding include, without limitation, continued investment in the sales, marketing, distribution, and customer service areas, further expansion into the international markets, completion of the ongoing Phase II RECOVER Stroke trial, significant new product development or modifications, and pursuit of other opportunities. We will seek to raise such additional capital through the issuance of our equity or equity-linked securities, which may result in significant additional dilution to our investors. Our ability to raise additional capital is dependent on, among other things, the state of the financial markets at the time of any proposed offering. To secure funding through strategic partnerships, it may be necessary to partner one or more of our technologies at an earlier stage of development, which could cause us to share a greater portion of the potential future economic value of those programs with our partners. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations could be materially negatively impacted.

The terms “we,” “us,” “our company,” “our” refer to Cytomedix, Inc., a Delaware corporation.

Recent Developments

Aldagen Acquisition and Private Placement

On February 8, 2012, Cytomedix entered into an Exchange and Purchase Agreement with Aldagen, Inc., a Delaware corporation and Aldagen Holdings, LLC, a North Carolina limited liability company and the sole equity holder of Aldagen (the “Selling Equity Holder”) dated February 8, 2012 (the “Exchange Agreement”). Under the terms of the Exchange Agreement, we acquired all of the issued and outstanding capital stock and convertible promissory notes of Aldagen. Aldagen is now a wholly-owned subsidiary of Cytomedix. As consideration for the exchange of the outstanding capital stock and convertible promissory notes of Aldagen, Cytomedix issued 135,398.16 shares of its Series E Convertible Preferred Stock (the “Series E Preferred Stock”) to the Selling Equity Holder. The Selling Equity Holder was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and we issued the Series E Preferred Stock in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. We agreed to file, within 120 days following the filing of the Amendment to Certificate of Incorporation increasing the authorized capital stock (as discussed below) and the conversion of the Series E Preferred Stock to common stock, a registration statement covering the resale of shares of common stock issuable upon conversion of the Series E Preferred Stock, shares of common stock issued in the common stock offering, as discussed below, and shares of common stock issuable under the warrants issued to the Aldagen warrant holders.

The Board designated up to 250,000 shares of the Company’s Preferred Stock as the Series E Convertible Preferred Stock, with a par value of $0.0001 per share and a stated value of $100 per share. The Series E Preferred Stock shares are entitled to dividends, when, as and if declared by the Board. Each share of the Series E Preferred entitles the holder thereof to vote on all matters voted on by holders of our common stock voting together, on an as converted basis, at all meetings of our shareholders and to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of 100 shares of our common stock. Upon any dissolution, liquidation and winding up of Cytomedix, the Series E Preferred is entitled to the same liquidation rights as our common stock. The Series E Preferred shares are automatically convertible into shares of common stock, in a 100-for-1 shares ratio, upon our filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware of the Charter Amendment. On May 18, 2012, we held a special shareholder meeting at our corporate offices in Gaithersburg, MD, where, among other things, our shareholders approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 160,000,000 and the number of authorized shares of capital stock from 115,000,000 to 175,000,000. Following the shareholder approval, the foregoing charter amendment was effected pursuant to a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 18, 2012. All outstanding shares of the Series E Convertible Preferred Stock automatically converted into 13,539,816 shares of our common stock upon our filing of the Certificate of Amendment with the State of Delaware.

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On February 8, 2012, we entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “Purchasers”), with respect to the sale of 4,231,192 shares of common stock (the “Common Stock”), for gross proceeds of $5 million (the “Common Stock Offering”). We also entered into certain warrant agreements (the “Warrant Agreements”) with holders of Aldagen warrants to exchange their warrants for our common stock warrants (the “Warrant Offering”). The closing date of both offerings was February 8, 2012. The holders of the Common Stock and the Warrants are also entitled to the same resale registration rights as the holders of the Series E Preferred Stock. The purchasers of the Warrants are entitled to purchase, in the aggregate, 2,115,196 shares of common stock, at an exercise price per share of $1.42. Each Warrant expires December 31, 2014 and, subject to call provisions of the Warrant, is exercisable as follows: (i) commencing on the issuance date, for up to 30% of the total shares of our common stock exercisable under the Warrant, and (ii) upon issuance of the third installment of the post Aldagen transaction closing consideration, for the remaining balance of the shares under the Warrant. The Warrants also contain exercise price adjustments, cashless exercise and other provisions customary to instruments of this nature. All purchasers in the Common Stock Offering and Warrant Offering were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and we sold the securities in these offerings in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act.

Also, in February 2012, certain holders of our warrants acquired in previously reported private placement transactions in 2010 and 2011 exercised or agreed to exercise their warrants under the terms of individually negotiated and executed warrant exercise agreements. In consideration for such early exercises, we agreed to issue additional warrants to purchase an aggregate of 1,180,547 shares of common stock, at an exercise price per share of $1.42. Each warrant expires December 31, 2014 and, subject to call provisions of the warrant, is exercisable as follows: (i) commencing on the issuance date, for up to 30% of shares of our common stock under each warrant, and (ii) upon issuance of the third post-closing consideration (as described above), for the remaining balance of the warrant. Each warrant also contains exercise price adjustments, cashless exercise and other provisions customary to the instruments of this nature. All private warrant holders were “accredited investors” and we sold the securities in these offerings in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The securities sold in these offerings may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. There were no fees associated with these transactions. The proceeds of the warrant exercises will also be used to fund: (i) the current ALD-401 Phase 2 clinical trial and (ii) other costs and expenses in connection with the clinical and regulatory progress of ALD-401.

The Selling Security Holders named in this prospectus may offer for resale shares of our common stock set forth hereunder. Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from any sales by the Selling Security Holders. However, we may receive proceeds of up to approximately $4.7 million from the exercise of the outstanding warrants (assuming the warrants are not exercised on a cashless basis); if such proceeds are received by us, they will be used for working capital purposes.

Corporate Information

Our principal offices are located at 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877 and our telephone number is (240) 499-2680.  Our website address is http://www.cytomedix.com.  Information contained on our website is not deemed part of this prospectus.

THE OFFERING

Common stock currently outstanding	90,721,784 shares

Common stock offered by the Company	None.

Common stock offered by the selling stockholders in accordance herewith	21,067,151 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering by the Selling Security Holders. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash.

Principal market, trading symbol	OTC Bulletin Board, “CMXI”

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

2

 RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, revised or supplemented by our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, which may be amended, updated or superseded from time to time by other reports we may file with the SEC in the future, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. These risk factors should be considered in connection with evaluating the forward-looking statements contained in this prospectus because these factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

We have limited sources of working capital

Because of our financial history, including bankruptcy in 2001/2002, it may be difficult for us to obtain debt financing. Working capital required to conduct our operations and implement our business plan will most likely be provided by funds obtained through offerings of our equity and/or equity-linked securities, and any revenues generated by us. No assurance can be given that we will have revenues sufficient to support and sustain our operations or that we would be able to obtain equity financing, on acceptable terms or at all, in the current economic environment or at any time. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing efforts, our plans to pursue Medicare and/or commercial insurance reimbursement for our wound treatment technologies; delay certain development activities related to the newly acquired Aldagen business; postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations.

We may need substantial additional financing, which may be provided by amounts raised under an existing financing agreement

We may need substantial additional capital to fund the development of our business operations, including the ongoing Phase II trial for ALD-401. To date, we have relied almost exclusively on financing transactions to fund our operations. Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our business plan and, as a result, could require us to diminish or suspend activities. At June 30, 2012, we had cash and cash equivalents of approximately $8.5 million, total current assets of approximately $12.4 million and total current liabilities of approximately $3.2 million. Based on our current operating plan, we believe we have sufficient cash through at least the end of 2012, but anticipate needing additional capital in 2013. However, our projections could be wrong. We could face unforeseen costs or our revenues could fall short of our projections. Under the Purchase Agreement (as defined below), we may direct Lincoln Park Capital LLC (“LPC”) to purchase up to $10 million of our shares of our common stock under the purchase agreement dated October 5, 2010 (the “Purchase Agreement”) over a 25 month period ending in January 2013, generally in amounts of up to 150,000 shares. LPC does not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is less than $.30 per share. We have registered 12,336,538 shares for sale by LPC related to the Purchase Agreement of which 3.4 million shares remain unsold as of the date of this prospectus. In the event we elect to issue more than 12,336,538 shares, we will be required to file a new registration statement and have it declared effective by the SEC. The extent to which we rely on LPC as a source of funding will depend on a number of factors including, our need for additional capital, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive, and if other sources of funding are available to us, we may determine not to sell shares to LPC under the Purchase Agreement. New sources of capital may not be available to us when we need them or may be available only on terms we would not find acceptable. Additional equity financing will likely cause dilution to our stockholders and could involve the issuance of securities with rights senior to the outstanding shares. There is no assurance that such financing will be sufficient, that the financing will be available on terms acceptable to us and at such times as required, or that we will be able to obtain the additional financing required, if any, for the continued operation and growth of our business. Any inability to raise necessary capital will have a material adverse effect on our ability to implement our business strategy and will have a material adverse effect on our revenues and net income.

3

Our common stock has been delisted from the NYSE Amex, which subjects us to the SEC’s penny stock rules and may decrease the liquidity of our common stock

We were previously operating under a compliance plan intended to allow us to regain compliance with the NYSE Amex’s stockholders’ equity requirement. On January 20, 2011, the Company notified the NYSE Amex staff of its intent to withdraw the request for a hearing and the NYSE Amex notified the Company that its stock would cease being listed on or about January 26, 2011. Over-the-counter markets are generally considered to be less efficient than, and not as broad as, a stock exchange. There may be a limited market for our stock now that it is quoted on the OTC Bulletin Board, trading in our stock may become more difficult and our share price could decrease. Specifically, shareholders may not be able to resell their shares of common stock at or above the price paid for such shares or at all. In addition, our ability to raise additional capital may be impaired because of the less liquid nature of the over-the-counter markets. While we cannot guarantee that we would be able to complete an equity financing on acceptable terms, or at all, we believe that dilution from any equity financing while our shares are quoted on an over-the-counter market could be substantially greater than if we were to complete a financing while our common stock is traded on a national securities exchange. Further, now that our stock is not traded on a national securities exchange, our ability to raise additional capital as needed maybe impaired. Our common stock is also subject to penny stock rules, which impose additional sales practice requirements on broker-dealers who sell our common stock. The SEC generally defines ‘‘penny stock’’ as an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares in the secondary market will be limited and, as a result, the market liquidity for our common stock will likely be adversely affected. We cannot assure shareholders that trading in our securities will not be subject to these or other regulations in the future.

There is no assurance that we will successfully integrate the Aldagen business, or that we will realize the anticipated synergies of the combined businesses

The acquisition of Aldagen represents a significant investment by our Company. Although Aldagen came with a complete infrastructure, including personnel, necessary to proceed with its development plans, it will require significant attention and resources of non-Aldagen Cytomedix personnel which could reduce the likelihood of achievement of our other corporate goals. The additional financing needs created by the Aldagen acquisition will also require additional management time to address. There is no assurance that we will, on a sustainable basis, successfully integrate any or all of the various aspects to the Aldagen business, including but not limited to the clinical trial, manufacturing, regulatory, finance, human resource, and other functions. Failure to smoothly and successfully integrate the Aldagen business could lead to a reduction in revenue for the Angel, activAT, and AutoloGel, products compared to historical levels, generate ill will among our customer base, and therefore have a material adverse affect on us, our business, results of operations, financial condition or the price of our common stock. There is no assurance that the development efforts underway with the Aldagen technology will be successful. There is no assurance that we will realize synergies in the scientific, clinical, regulatory, or other areas as we currently contemplate. In addition, there is no assurance that we will realize any anticipated economies of scale for the combined businesses.

The restatement of our financial statements in January 2011 has subjected us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings

On January 6, 2011, the Company announced, among other things, in its Current Report on Form 8-K that, the previously issued financial statements for the year ended December 31, 2009 included in the Company’s then most recently filed Form 10-K/A Amendment No. 1, and each of the quarterly periods from March 31, 2009 through September 30, 2010 included in the Company’s quarterly reports on Forms 10-Q were no longer reliable because they failed to incorporate non-cash charges resulting from required adjustments to certain outstanding stock purchase warrants. On January 7, 2011, the Company filed its Annual Report on Form 10-K/A Amendment No. 2 as well as amended and restated Quarterly Reports on Forms 10-Q/A for the quarterly periods ended March 31, June 30 and September 30, 2009 and March 31, June 30, and September 30, 2010. The amendments to the Quarterly Reports on Forms 10-Q/A were filed to restate unaudited financial statements and related financial information for the periods contained in those reports. The amendment to the Annual Report on Form 10-K/A Amendment No. 2 was filed to restate financial statements for the fiscal year ended December 31, 2009. As a result of the restatements, we have become subject to additional risks and uncertainties, including, among others, increased professional fees and expenses and time commitment that may be required to address matters related to the restatements, and scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in the Company’s reported financial information and could subject the Company to civil or criminal penalties or shareholder litigation. The Company could face monetary judgments, penalties or other sanctions that could have a material adverse effect on the Company’s business, financial condition and results of operations and could cause its stock price to decline. In addition, in connection with the foregoing restatements, the Company determined that there was a control deficiency in its internal control that constituted a material weakness. The Company implemented a remediation plan to address the material weakness and, as of December 31, 2010, and continuing through today, concluded that it had successfully remediated said weakness. Additionally, management may identify material weaknesses in the future that could adversely affect investor confidence, impair the value of the Company’s common stock and increase the Company’s cost of raising capital. There can be no assurance that additional material weaknesses will not be identified in the future.

4

We are reliant on several single source suppliers and an interruption in our supply chain could have a material adverse effect on our business

Cytomedix is outsourcing the manufacturing of the various products, including component parts to various third party contract manufacturers. While we believe these manufacturers to be of sufficient competency, quality, reliability, and stability, there is no assurance that one or more of them will not experience an interruption or inability to provide us with the products needed to satisfy customer demand. Additionally, while most of the components of AutoloGel are generally readily available on the open market, a reagent, bovine thrombin, is available exclusively through Pfizer, Inc. If a temporary or permanent interruption in the supply of products were to occur, it would have a material adverse effect on our business, results of operations, and financial condition. While we are formulating plans to develop redundant capabilities, such capabilities will not take effect for the foreseeable future. While the Company does maintain business interruption insurance, there is no assurance that such insurance will be sufficient to cover all losses which would occur as a result of any interruption in supply.

If our sole clinical manufacturing facility is damaged or destroyed, our business and prospects would be negatively affected

We have a manufacturing facility located in Durham, North Carolina at which we produce product candidates for our clinical trials for our Aldagen product candidates. If this facility or the equipment in it is significantly damaged or destroyed, we may not be able to quickly or inexpensively replace our manufacturing capacity or replace it at all. In the event of a temporary or protracted loss of this facility or equipment, we might not be able to transfer manufacturing to a third party. Even if we could transfer manufacturing to a third party, the shift would likely be expensive and time-consuming, particularly since the new facility would need to comply with the necessary regulatory requirements and we would need FDA approval before selling any products manufactured at that facility. Such an event could delay our clinical trials or, if our product candidates are approved by the FDA, reduce our product sales.

Adverse conditions in the global economy and disruption of financial markets may significantly restrict our ability to generate revenues or obtain debt or equity financing.

The global economy continues to experience volatility and uncertainty. Such conditions could reduce demand for our products which would significantly jeopardize our ability to achieve meaningful market penetration for AutoloGel and continued sales of Angel and activAT products. These conditions could also affect our potential strategic partners, which, in turn, could make it much more difficult to execute a strategic collaboration, and therefore significantly jeopardize our ability to fully develop and commercialize our products and product candidates. Global credit and capital markets continue to be relatively challenging. We may be unable to obtain capital through issuance of our equity and/or equity-linked securities, a significant source of funding for us throughout our history. If we are unable to secure funding through strategic collaborations, equity investments, or debt financing, we may not be able to achieve profitability, or fund our research and development activities, which may result in a partial or complete cessation of operations.

Business credit and liquidity have tightened in much of the world. Volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products in a timely manner, or to maintain operations, and result in a decrease in sales volume. General concerns about the fundamental soundness of domestic and international economies may also cause customers to reduce purchases. Changes in governmental banking, monetary and fiscal policies to restore liquidity and increase credit availability may not be effective. Economic conditions and market turbulence may also impact our suppliers’ ability to supply sufficient quantities of product components in a timely manner, which could impair our ability to fulfill sales orders. It is difficult to determine the extent of the economic and financial market problems and the many ways in which they may affect our suppliers, customers, investors, and business in general. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm sales, profitability and results of operations and financial condition.

Economic downturns or other adverse economic changes (local, regional, or national) can also hurt our financial performance in the form of lower interest earned on investments and/or could result in losses of portions of principal in our investment portfolio. While our investment policy requires us to invest only in short-term, low risk investments, there is no assurance that principal will not be eroded as a significant portion of these investments is in excess of federally mandated insurance.

We have a history of losses and expect to incur losses for the foreseeable future

We have a history of losses, are not currently profitable, and expect to incur substantial losses and negative operating cash flows in the future. Although, prior to the Aldagen acquisition, we were targeting operational cash flow break-even within the foreseeable future, the acquisition of Aldagen, and the expenditures necessary to fund the on-going clinical trial and related activities, will cause us to continue to generate losses. We may never generate sufficient revenues to achieve and maintain profitability. We will continue to incur expenses at current or increased levels as we seek to expand our operations, pursue development of our technologies, work to increase our sales, implement internal systems and infrastructure, and hire additional personnel. These ongoing financial losses may adversely affect our stock price.

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We Have a Short Operating History and Limited Operating Experience

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We have, only in the past few years, implemented our commercialization strategy for AutoloGel and have only one year’s experience operating the fully integrated Angel and activAT business. Thus, we have a very limited operating history. Continued operating losses, together with the risks associated with our ability to gain new customers for our product offerings, may have a material adverse effect on our business, results of operations, financial condition and liquidity. We may also be forced to respond to unforeseen difficulties, such as a decreased demand for our products and services, downward pricing trends, regulatory requirements and unanticipated market pressures. Since emerging from bankruptcy in 2002 and continuing through today, we are developing a business model that includes protecting our patent position, addressing our third-party reimbursement issues, developing and executing a sales and marketing program, acquiring synergistic technologies and product lines, developing other technologies covered by, or derived from, our intellectual property, and seeking strategic partnerships. There can be no assurance that our business plan in its current form can accomplish our stated goals.

Our Intellectual Property Assets Are Critical to Our Success

We regard our patents, trademarks, trade secrets and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property. We attempt to prevent disclosure of our trade secrets by restricting access to sensitive information and requiring employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and may be necessary in the future in order to protect our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We can provide no assurance that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products. Furthermore, the unauthorized use of our patented technology by otherwise potential customers in our target markets may significantly undermine our ability to generate sales. Any infringement on or challenge to our patents or other misappropriation of our intellectual property assets could have a material adverse effect on our ability to increase sales of our commercial products and/or continue the development of our pipeline candidates.

Our products are subject to governmental regulation

Our success is also impacted by factors outside of our control. Our current technology and products are subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by various regulatory agencies. Specifically, our devices and bio-pharmaceutical products are subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive clearance or pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where our products are used could materially and adversely affect our ability to sell products in those states. The FDA will require us to obtain clearance or approval of new devices when used for treating specific wounds or marketed with specific wound healing claims, or for other products under development. We believe all our products for sale are legally marketed. As we expand and offer additional products in the United States and in foreign countries, clearance or approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market may be required. We provide no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition. Compliance with FDA and other governmental requirements imposes significant costs and expenses. Further, our failure to comply with these requirements could result in sanctions, limitations on promotional or other business activities, or other adverse effects on our business. Further, recent efforts to control healthcare costs could negatively affect demand for our products and services.

Clinical trials may fail to demonstrate the safety or efficacy of our product candidates

Our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of its product candidates is promising, this data may not be sufficient to support approval by the U.S. or foreign regulatory agencies. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, the regulatory officials could reach different conclusions in assessing such data, which could delay, limit or prevent regulatory approval. In addition, the U.S. regulatory authorities or we may suspend or terminate clinical trials at any time. Any failure or delay in completing clinical trials for product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent us from raising necessary, additional financing that may be needed in the future.

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A disruption in healthcare provider networks could have an adverse effect on operations and profitability

Our operations and future profitability are dependent, in large part, upon the ability to contract with healthcare providers on favorable terms. In any particular service area, healthcare providers could refuse to contract with us or take other actions that could result in higher healthcare costs, or create difficulties in meeting our regulatory requirements. In some service areas, certain healthcare providers may have a significant market presence. If healthcare providers refuse to contract with us, use their market position to negotiate unfavorable contracts or place us at a competitive disadvantage, our ability to market services or to be profitable in those service areas could be adversely affected. Provider networks could also be disrupted by the financial insolvency of a large healthcare provider group. Any disruption in provider networks could adversely impact our business, results of operations and financial condition.

Our sales and marketing Strategy for the AutoloGel system may not succeed

In January 2009, we implemented a revised sales and marketing strategy that focuses on intensive clinician to clinician interaction with both prospective and existing customers, and the scientific support for AutoloGel’s mechanism of action. There is no assurance that this approach will result in significant, sustainable growth in sales revenue, or that we, as currently capitalized, will have sufficient resources to provide the level of clinical support for this initiative to be successful. We are seeking a strategic partner to participate in the commercialization efforts of AutoloGel. Although we are currently in a period of exclusive negotiations with a potential partner in the form of a top 20 global pharmaceutical company, there is no assurance that an agreement will be reached. Additionally, if an agreement is reached, there is no assurance that the partnership will yield a significant revenue and/or royalty stream to Cytomedix.

The successful continued commercialization of our AutoloGel system and Angel and of any future product candidates will depend on obtaining reimbursement from third-party payors

In the United States, the market for any pharmaceutical or biologic product is affected by the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers, health maintenance organizations and pharmacy benefit management companies. If we cannot demonstrate a favorable cost-benefit relationship, we may have difficulty obtaining adequate reimbursement for our products from these payors. Third-party payors may also deny coverage or offer inadequate levels of reimbursement for any of our products if they determine that the product is experimental, unnecessary or inappropriate. Should we seek to expand our commercialization internationally, we would be subject to the international regulations, where the pricing of prescription pharmaceutical products and services and the level of government reimbursement may be subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct one or more clinical trials that compares the cost effectiveness of our product candidates or products to other available therapies. Conducting one or more of these clinical trials would be expensive and result in delays in commercialization of our products.

Managing and reducing healthcare costs has become a major priority of federal and state governments in the United States. As a result of healthcare reform efforts, we might become subject to future regulations or other cost-control initiatives that materially restrict the price we can receive for our products. Third-party payors may also limit access and reimbursement for newly approved healthcare products generally or limit the indications for which they will reimburse patients who use any products that we may develop. Cost control initiatives could decrease the price for products that we may develop, which would result in lower product revenues to us.

We could be affected by malpractice and product liability claims

Providing medical care and conducting clinical trials entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use our products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. There is no assurance that claims, suits or complaints relating to the use of our products and treatment administered by physicians will not be asserted against us in the future. The production, marketing and sale, and use of our products entails risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Whether or not we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in:

•	decreased demand for any products or product candidates we may develop;

•	significant awards against us;

•	substantial litigation costs;

•	injury to our reputation; and

•	withdrawal of clinical trial participants.

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Such liability could materially and adversely affect our business, results of operations and financial condition. We currently maintain professional and product liability insurance coverage, but cannot give assurance that the coverage limits of this insurance would be adequate to protect against all potential claims. We cannot assure that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

Our products have existing competition in the marketplace

In the market for biotechnology and biopharmaceutical products, we face competition from pharmaceutical companies, biopharmaceutical companies, medical device companies, and other competitors. Other companies have developed or are developing products that may be in direct competition with our current product line, our Aldagen product candidates and any future products. Biotechnology and biopharmaceutical development projects are characterized by intense competition. Thus, we cannot assure that we will be the first to the market with any newly developed products or that we will successfully be able to market new products or continue to market our existing products. If we are not able to participate and compete in the regenerative biological therapy market or in the stem cell therapy market, our business, results of operations and financial condition will be materially and adversely affected. We cannot assure that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments that will compete with our products.

Development of our Aldagen product candidates is subject to uncertainty because each is derived from human bone marrow, a source material that is inherently variable

The number of ALDHbr cells and the composition of the ALDHbr cell population from bone marrow vary from patient to patient. Such variability in composition could adversely affect our ability to manufacture our Aldagen product candidates derived from a patient’s bone marrow or to establish and meet acceptable specifications for release of the product candidate for treatment of a particular patient. As a consequence, the development and regulatory approval process for these product candidates could be delayed or may never be completed.

We have only limited experience manufacturing our Aldagen product candidates. We may not be able to manufacture our Aldagen product candidates in compliance with evolving regulatory standards or in quantities sufficient for commercial sale

Components of therapeutic products approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with current good manufacturing practices, or cGMP, as required by the FDA. Manufacturers of cell-based product candidates such as our Aldagen product candidates also must comply with the FDA’s current good tissue practices, or cGTP. In addition, we may be required to modify our manufacturing process from time to time for our product candidates in response to FDA requests. Manufacture of live cellular-based products is complex and subjects us to significant regulatory burdens that may change over time. We may encounter difficulties in the production of our Aldagen product candidates due to our limited manufacturing capabilities. We have only limited manufacturing experience with our Aldagen product candidates, and we currently do not have sufficient manufacturing capacity to support commercialization of any of ourAldagen product candidates. These difficulties could reduce sales of our Aldagen products, if they are approved for marketing, increase our costs or cause production delays, any of which could damage our reputation and hurt our profitability.

If we successfully obtain marketing approval for any Aldagen product candidates, we may not be able to efficiently produce sufficient quantities of these products to meet potential commercial demand. We expect that we would need to significantly expand our manufacturing capabilities to meet potential demand for these products. Such expansion would require additional regulatory approvals. We may also encounter difficulties in the commercial-scale manufacture of all of our product candidates. We are currently developing new processes and are in discussions with other companies to develop new instruments to improve our manufacturing efficiency. Improving the speed and efficiency of our manufacturing process and the cell sorters and other instruments we use is a key element of our business plan. However, we cannot assure you that we will be able to develop process enhancements on a timely basis, on commercially reasonable terms, or at all. If we fail to develop these improvements, we could face significantly higher capital expenditures than we anticipate, increased facility and personnel costs and other increased operating expenses. We may need to demonstrate that our product candidates manufactured using any new processes or instruments are comparable to our product candidates used in clinical trials. Depending on the type and degree of differences, we may be required to conduct additional studies or clinical trials to demonstrate comparability.

In addition, some changes in our manufacturing processes or procedures, including a change in the location where a product candidate is manufactured, generally require prior FDA or foreign regulatory authority review and approval for determining our compliance with cGMP and cGTP. We may need to conduct additional preclinical studies and clinical trials to support approval of any such changes. Furthermore, this review process could be costly and time-consuming and could delay or prevent the commercialization of Aldagen our product candidates.

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We may use third-party collaborators to help us develop or commercialize our product candidates, and our ability to commercialize such candidates may be impaired or delayed if collaborations are unsuccessful

We may in the future selectively pursue strategic collaborations for the development and commercialization of our product candidates and for the international development and commercialization of our product candidates. For example, we anticipate that we would need to enter into a collaboration agreement with a third party to conduct and fund a pivotal Phase 3 clinical trial of ALD-401 and we may enter into collaboration agreements with third parties in the case of other Aldagen product candidates. In addition, we may not be able to commercialize ALD-201 successfully without entering into an arrangement with a third party to provide an approved method of administration. There can be no assurance that we will be able to identify suitable collaborators or negotiate collaboration agreements on terms that are acceptable to us or at all. In any future third-party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development and commercialization of our product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also result in product development delays, decreased revenues and litigation expenses.

Ethical and other concerns surrounding the use of stem cell-based therapy may negatively affect public perception of us or our product candidates, thereby reducing potential demand for our products

The commercial success of our product candidates, which are based on adult stem cells, will depend in part on general public acceptance of the use of stem cell-based therapy for the prevention or treatment of human diseases. The use of embryonic stem cells and fetal tissue for research and stem cell therapy has been the subject of substantial national and international debate regarding related ethical, legal and social issues. We do not use embryonic stem cells or fetal tissue in any of our product candidates, but the public may not be able to, or may fail to, differentiate our use of adult stem cells from the use by others of embryonic stem cells or fetal tissue. This could result in a negative perception of our company or our product candidates. Some people have raised ethical concerns about the use of donated human tissue in a commercial setting, which could also negatively affect the perception of our product candidates and inhibit their commercialization in a successful manner.

If our patent position does not adequately protect our product candidates or any future products, others could compete against us more directly, which would harm our business.

Our success depends, in large part, on our ability to obtain and maintain patent protection for our product candidates. Issued patents may be challenged by third parties, resulting in patents being deemed invalid, unenforceable or narrowed in scope, or a third party may circumvent any such issued patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has been the subject of much litigation and recent court decisions introduce uncertainty in the strength of patents owned by biotechnology companies. The legal systems of some foreign countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, any patents that we own or license may not provide sufficient protection against competitors.

The claims of the issued patents that are licensed to us, and the claims of any patents which may issue in the future and be owned by or licensed to us, may not confer on us significant commercial protection against competing products. Also, our pending patent applications may not issue, and we may not receive any additional patents. Our patents might not contain claims that are sufficiently broad to prevent others from utilizing our technologies. For instance, the two issued U.S. patents relating to our product candidates are limited to a particular chemistry in the manufacturing process. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, these patents will not prevent others from directly competing with us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization of our product candidates, thereby reducing any advantages of the patent. For instance, one of our patents relating to our technology will expire in 2019. To the extent our product candidates based on that technology are not commercialized significantly ahead of this date, or to the extent we have no other patent protection on such product candidates, those product candidates would not be protected by patents beyond 2019 and we would then rely solely on other forms of exclusivity, such as regulatory exclusivity provided by the Federal Food, Drug and Cosmetic Act, which may provide less protection of our competitive position. Similar considerations apply in any other country where we are prosecuting patents, have been issued patents, or have licensed patents or patent applications relating to our technology. The laws of foreign countries may not protect our intellectual property rights to the same extent as do laws of the United States.

If we are unable to protect the confidentiality of our proprietary information and know-how, our competitive position would be impaired

A significant amount of our technology, especially regarding manufacturing processes, is unpatented and is maintained by us as trade secrets. The background technologies used in the development of our product candidates are known in the scientific community, and it is possible to duplicate the methods we use to create our product candidates. In an effort to protect these trade secrets, we require our employees, consultants and contractors to execute confidentiality agreements with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. A breach of confidentiality could affect our competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. The disclosure of our trade secrets would impair our competitive position.

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If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed

Our research, development and commercialization activities, including any product candidates resulting from these activities, may infringe or be claimed to infringe patents or other proprietary rights owned by third parties and to which we do not hold licenses or other rights. There may be applications that have been filed but not published that, when issued, could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We have not conducted an exhaustive search or analysis of third-party patent rights to determine whether our research, development or commercialization activities, including any product candidates resulting from theses activities, may infringe or be alleged to infringe any third-party patent rights. As a result of intellectual property infringement claims, or in order to avoid potential claims, we may choose or be required to seek a license from the third party. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also affect our potential collaborators to the extent we have any collaborations then in place, which would also affect the success of the collaboration and therefore us. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the U. S. Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our product candidates and technology. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including the following:

•	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs that we expect to be promising;

•	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

•	we might have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	we may be subject to a more complex regulatory process, since stem cell-based therapies are relatively new and regulatory agencies have less experience with them than with traditional pharmaceutical products;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

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•	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators to halt or terminate the trials.

Any product for which we obtain marketing approval will be subject to extensive ongoing regulatory requirements, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP and cGTP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion, and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to additional limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Discovery after approval of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

•	restrictions on such products’ manufacturing processes;

•	restrictions on the marketing of a product;

•	restrictions on product distribution;

•	requirements to conduct post-marketing clinical trials;

•	warning letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory approvals;

•	refusal to permit the import or export of our products;

•	product seizure;

•	injunctions; or

•	imposition of civil or criminal penalties.

Failure to obtain regulatory approval in international jurisdictions would prevent us from marketing products abroad

We may in the future seek to market some of our product candidates outside the United States. In order to market our product candidates in the European Union and many other jurisdictions, we must submit clinical data concerning our product candidates and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the United States may include all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product candidate be approved for reimbursement before it can be approved for sale in that country. In some cases this may include approval of the price we intend to charge for our product, if approved. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure or delay in obtaining regulatory approval in one country may negatively affect the regulatory process in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any products in any market and therefore may not be able to generate sufficient revenues to support our business.

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Our business involves the use of hazardous materials that could expose us to environmental and other liability

Our manufacturing facility located in Durham, North Carolina is subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with our research and development activities. In the United States, these laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. We cannot assure you that accidental contamination or injury to our employees and third parties from hazardous materials will not occur. We do not have insurance to cover claims arising from our use and disposal of these hazardous substances other than limited clean-up expense coverage for environmental contamination due to an otherwise insured peril, such as fire.

Our efforts to secure Medicare reimbursement may not be successful

The AutoloGel System is marketed to healthcare providers. Some of these providers, in turn, seek reimbursement from third-party payers such as Medicare, Medicaid, and other private insurers. Under such healthcare systems, reimbursement is often a determining factor in predicting a product’s success, with some physicians and patients strongly favoring only those products for which they will be reimbursed. In March 2008, CMS reaffirmed its 2003 non-coverage determination for autologous platelet rich plasma, which would include AutoloGel. Since then we have gathered additional data and officially requested that CMS reconsider its non-coverage determination. In November 2011, CMS officially agreed to reconsider coverage for autologous blood therapies for the treatment of chronic wounds. On August 2, 2012, CMS issued a final National Coverage Determination (“NCD”) for autologous blood-derived products for chronic non-healing wounds. Previously, on May 9, 2012 CMS posted its proposed NCD, which was followed by a 30-day public comment period that ended on June 8, 2012. In the final August 2012 decision memo, CMS responded to these comments, refined its decision, and approved coverage for autologous platelet rich plasma (“PRP”) in patients with diabetic, pressure and/or venous wounds via its Coverage with Evidence Development (“CED”) program. CED is a process through which CMS provides reimbursement coverage for items and services while generating additional clinical data to demonstrate their impact on health outcomes. We provide no assurance that we will ultimately be successful with this strategy and that CMS will determine that the evidence collected under CED is sufficient to provide unrestricted Medicare coverage for autologous PRP. If it is later determined that a new randomized, controlled trial is necessary, it could cost several millions of dollars and take multiple years to complete. We would almost certainly need to obtain additional, outside financing to fund such a trial. In any case, we may never be successful in securing unrestricted Medicare coverage for our products.

We may be unable to attract a strategic partner for the further development of certain of our product candidates

Due to our limited resources, we have determined that the best vehicle to ultimately commercialize the various potential indications for ALDH bright cell technology is through strategic partnerships, outlicensing, or other similar arrangements. There is no assurance, even if positive clinical data is achieved in the currently on-going trials, that we will be able to come to any such agreements or that we will even have the resources necessary to seek such arrangements. Furthermore, even if such a strategic relationship regarding any of our products is reached, there is no assurance that development milestones, clinical data, or other such benchmarks will be achieved. Therefore, these products may never proceed toward commercialization or drive cash infusions for us, and we may ultimately not be able to monetize the patents, existing clinical data, and other intellectual property.

The success of our products is dependent on acceptance by the medical community

The commercial success of our products and processes will depend upon the medical community and patients accepting the therapies as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products will be materially and adversely affected. While acceptance by the medical community may be fostered by broad evaluation via peer-reviewed literature, we may not have the resources to facilitate sufficient publication.

We may be unable to attract and retain key personnel

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. We have retained a team of highly qualified officers and consultants, but cannot provide assurance that we will be able to successfully retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business, operating results and financial condition of the Company. Our ability to maintain and provide additional services to our customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in regenerative biological therapy technologies. Competition for such personnel is intense; we compete with pharmaceutical, biotechnology and healthcare companies, many of which have greater financial resources than our Company. Our inability to hire additional qualified personnel may lead to higher recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new personnel impractical.

Legislative and administrative action may have an adverse effect on our company

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems and possibly adopt legislation affecting further changes in the health care delivery system. Such laws may contain provisions that may change the operating environment for hospitals and managed care organizations. Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above. With growing pressures on government budgets due to the current economic downturn, government efforts to contain or reduce health care spending are likely to gain increasing emphasis. Several members of the current presidential administration and Congress are espousing support for cost-containment measures that could have significant implications for healthcare therapies, including our current and future products. If enacted and implemented, such measures could result in decreased revenue from our products and decrease potential returns from our research and development initiatives. Furthermore, there is no assurance that we will be able to successfully neutralize any lobbying efforts against our efforts to secure Medicare coverage or other initiatives we may have with governmental agencies.

The sale of our common stock to Lincoln Park may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Lincoln Park could cause the price of our common stock to decline

In October 2010, we entered into certain agreements with Lincoln Park Capital LLC (“LPC”) whereby we could, but were not required to, sell shares of our common stock to LPC over a two year period up to a maximum aggregate amount of $11.5 million (the “Purchase Agreements”). After it has acquired any shares under the Purchase Agreements, LPC may sell some or all of those shares. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares we elect to sell to LPC under the Purchase Agreements. Depending upon market liquidity at the time, sales of shares of our common stock by LPC may cause the trading price of our common stock to decline. Sales to LPC by us pursuant to the Purchase Agreements may result in substantial dilution to the interests of other holders of our common stock. As of the date of this prospectus, 3.4 million shares remain unsold under such arrangement. The sale of a substantial number of shares of our common stock by LPC, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to LPC and the Purchase Agreements may be terminated by us at any time at our discretion without any cost to us.

Volatility of our stock price could adversely affect current and future stockholders

The market price of our common stock has been volatile, and fluctuates widely in price in response to various factors which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Factors that could cause the market price of our common stock to fluctuate substantially include, among others:

•	our ability or inability to execute our business plan;
•	the dilutive effect or perceived dilutive effect of additional equity financings;
•	investor perception of our company and of the industry;
•	the success of competitive products or technologies;
•	regulatory developments in the United States or overseas;
•	developments or disputes concerning patents or other proprietary rights;
•	the recruitment or departure of key personnel; or
•	general economic, political and market conditions.

The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility could be worse if the trading volume of our common stock is low.

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We may likely issue additional equity or debt securities which may materially and adversely affect the price of our common stock

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. We have used, and will likely continue to use, our common stock or securities convertible into or exchangeable for common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity and/or equity-linked securities are issued, particularly during times when our common stock is trading at relatively low price levels, the price of our common stock may be materially and adversely affected.

There is a limited public trading market for our common stock

Although the average daily trading volume in our common stock has fluctuated in the past, it has historically been relatively low. If low trading volume is persistent, it could be difficult to sell a significant number of shares of common stock at any particular time at the market prices prevailing immediately before such shares are offered. Shareholders may be required to hold shares of our common stock for an indefinite period of time. In addition, sales of substantial amounts of common stock could lower the prevailing market price of our common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities. Additionally, we have significant numbers of outstanding warrants and options that, if exercised and sold, could put additional downward pressure on the price of our common stock. In addition, in recent years the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our common stock. These broad market fluctuations may reduce the demand for our stock and therefore adversely affect the price of our securities, regardless of operating performance.

We are subject to anti-takeover provisions and laws

Provisions in our restated certificate of incorporation and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our common stock price.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

 Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the “Risk Factors” section of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

 You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed as exhibits to the Registration Statement on Form S-3, of which this prospectus is a part, that we have filed with the SEC, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

 USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of shares of common stock in this offering. However, we may receive up to approximately $4.7 million upon exercise of the warrants covered by this prospectus in the event the warrants are exercised for cash. We intend to use any proceeds from the exercise of warrants for general corporate and working capital purposes.

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 SELLING SECURITY HOLDERS

 The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the securities by each of the Selling Shareholders. The percentage of outstanding shares beneficially owned is based on 90,721,784 shares outstanding as of August 10, 2012. The Selling Shareholders are not making any representation that any securities registered by this prospectus will be offered for sale. The following table assumes that all of the securities being registered pursuant to this prospectus will be sold.

 Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and includes shares of common stock as well as shares of common stock issuable upon exercise of the outstanding warrants or options, consistent with the beneficial ownership rules and regulations. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock and other securities beneficially owned by them. The inclusion of any securities in this table does not constitute an admission of beneficial ownership for the person named below. Information with respect to beneficial ownership is based upon information provided to us by the Selling Shareholders. For purposes of presentation, we have assumed that the Selling Shareholders will sell all shares offered hereby, including the shares issuable on the exercise of warrants.

	Beneficial	Shares that	Beneficial	% Owned After
	Ownership	May be Offered	Ownership	This Offering
	Prior to this	and Sold Hereby	After this
Selling Shareholder	Offering		Offering

Aldagen Holdings, LLC (1)	13,539,816	13,539,816	0	-
Aurora Enrichment Fund, LLC (2)	45,962	54,480	0	-
CNF Investments II, LLC (3)	708,878	798,677	0	-
Harbert Venture Partners/Annex Fund, LLC (4)	156,119	322,939	0	-
Harbinger/Aurora QP Venture Fund, L.L.C. (5)	151,747	214,067	0	-
Harbinger/Aurora Venture Fund, L.L.C. (6)	104,997	148,106	0	-
Intersouth Affiliates V, L.P. (7)	45,084	57,200	0	-
Intersouth Partners V, L.P. (8)	986,250	1,251,355	0	-
Intersouth Partners VI, L.P. (9)	931,985	977,386	0	-
Intersouth Partners VII, L.P. (10)	1,061,188	1,408,065	0	-
New Markets Growth Fund LLC (11).	42,823	44,014	0	-
Tall Oaks Capital Investments, LLC (12)	16,503	25,389	0	-
Tullis-Dickerson Capital Focus III, L.P. (13)	210,317	404,874	0	-
Square 1 Bank (14)	75,991	253,304	0	-
ALD Co-Investor, LLC (15)	338,495	338,495	0	-
Joel Kimbrough (16)	13,763	45,878	0	-
Jonathan M. Lawrie, Ph. D (17)	768	2,559	0	-
David Anderson (18)	377,671	12,929	364,742	*
Arrow Realty LLC (19)	763,127	38,786	724,341	*
Capital Growth Trust L.P. (20)	523,932	38,786	485,146	*
Peter Clausen (21)	486,411	19,393	467,018	*
John Paul DeJoria(22)	7,125,974	475,323	6,650,651	7.8%
deRose Family Trust (23)	1,488,757	25,857	1,462,900	1.6%
Paul Anthony & Nancy E. Jacobs (24)	1,753,892	25,857	1,728,035	1.9%
Andrew Maslan (25)	470,055	2,035	468,020	*
John McConnell (26)	377,671	12,929	364,742	*
George McDaniel III (27)	3,686,980	134,919	3,552,061	4.0%
Michael McDaniel (28)	2,988,349	134,919	2,853,430	3.3%
William F. Miller III (29)	1,025,683	55,470	970,213	1.1%
Gary L. Mossman (30)	432,558	16,807	415,751	*
Martin P. & Kathy Rosendale (31)	1,029,404	4,071	1,025,333	1.1%
Charles Sheedy (32)	7,450,373	169,537	7,280,836	8.1%
Jack Womack (33)	231,566	12,929	218,637	*

 _________________

* Less than 1%

(1)           Consists of shares of common stock held by Aldagen Holdings, LLC. Each of William W. Brooke, Kathryne Carr and B. Jefferson Clark, as the managers of Aldagen Holdings, LLC, may be deemed to indirectly beneficially own the securities directly held by Aldagen Holdings, LLC. Each such person disclaims beneficial ownership of any such securities, except to the extent of his or her pecuniary interest therein. Aldagen Holdings LLC is 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607.

(2)          Consists of (i) 42,312 shares of common stock, and (ii) 3,650 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole managing member of Aurora is Aurora Enrichment Management Company, LLC (“Aurora Management Co.”). B. Jefferson Clark is the manager of Aurora Management Co. and M. Scott Albert is a venture partner with Aurora Management Co. Aurora Management Co., as the managing member of Aurora, may be deemed to indirectly beneficially own the securities owned by Aurora. Messrs. Clark and Albert, as members of Aurora Management Co., may be deemed to indirectly beneficially own the securities owned by Aurora. Each of Messrs. Clark and Albert disclaims beneficial ownership of all securities other than those he owns by virtue of his indirect pro rata interest as a member of Aurora Management Co. The principal business address is c/o The Aurora Funds, 790 SE Cary Parkway, Suite 204, Cary, NC 27511.

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(3)            Consists of (i) 634,679 shares of common stock, and (ii) 49,199 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. Robert J. Flanagan’s principal occupation is that of acting as a managing member of CNF II and Joseph Del Guercio’s principal occupation is that of acting as the managing director of CNF II. Messrs. Flanagan and Del Guercio, as managing member and managing director, respectively, of CNF II, may be deemed to indirectly beneficially own the securities owned by CNF II. Mr. Del Guercio is a member of the Company’s Board of Directors. Each of Mr. Flanagan and Mr. Del Guercio disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address of each is 7500 Old Georgetown Road, Suite 620, Bethesda, MD 20814.

(4)           Consists of (i) 84,624 shares of common stock, and (ii) 71,494 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole managing member of Harbert is Harbert Venture Partners MM, LLC (“Harbert Ventures LLC”). Mr. Brooke is a managing partner of Harbert Ventures LLC. Each of Mr. Brooke, as managing partnerof Harbert Ventures LLC, and Harbert Ventures LLC, as the managing member of Harbert, may be deemed to indirectly beneficially own the securities owned by Harbert. Mr. Brooke disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address is 1210 East Cary Street, Suite 400, Richmond, VA 23219.

(5)           Consists of (i) 125,038 shares of common stock, and (ii) 26,708 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole managing member of Harbinger/Aurora QP Venture Fund, L.L.C. (“Harbinger QP”) is Harbinger/Aurora Ventures, LLC (“Harbinger Ventures LLC”). Harbinger Ventures LLC, as the managing member of Harbinger QP, may be deemed to indirectly beneficially own the securities owned by Harbinger QP. The principal business address is c/o The Aurora Funds, 790 SE Cary Parkway, Suite 204, Cary, NC 27511.

(6)           Consists of (i) 86,522 shares of common stock, and (ii) 18,475 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole managing member of Harbinger/Aurora Venture Fund, L.L.C. (“Harbinger Venture Fund”) is Harbinger Ventures LLC. Harbinger Ventures LLC, as the managing member of Harbinger Venture Fund, may be deemed to indirectly beneficially own the securities owned by Harbinger Venture Fund. The principal business address is c/o The Aurora Funds, 790 SE Cary Parkway, Suite 204, Cary, NC 27511.

(7)           Consists of (i) 39,892 shares of common stock, and (ii) 5,192 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole general partner of Intersouth Affiliates V.L.P. (“AFF V”) is Intersouth Associates V, LLC (“ISA V”), which entity is managed by Mitch Mumma and Dennis Dougherty (the “Intersouth Member Managers”). Each of Dr. Kent and the Intersouth Member Managers disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address of each of these entities and individuals is c/o Intersouth Partners, 406 Blackwell Street, Suite 200, Durham, NC 27701.

(8)           Consists of (i) 872,634 shares of common stock, and (ii) 113,616 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole general partner of Intersouth Partners V, L.P. (“ISP V”) is ISA V, which entity is managed by the Intersouth Member Managers. Dr. Richard Kent, a member of ISA V, among other entities, is a member of the Company’s Board of Directors. Each of Dr. Kent and the Intersouth Member Managers disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address of each of these entities and individuals is c/o Intersouth Partners, 406 Blackwell Street, Suite 200, Durham, NC 27701.

(9)           Consists of (i) 912,527 shares of common stock, and (ii) 19,458 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole general partner of Intersouth Partners VI, L.P. (“ISP VI”) is Intersouth Associates VI, LLC (“ISA VI”), which entity is managed by the Intersouth Member Managers. Dr. Richard Kent, a member of ISA VI, among other entities, is a member of the Company’s Board of Directors. Each of Dr. Kent and the Intersouth Member Managers disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address of each of these entities and individuals is c/o Intersouth Partners, 406 Blackwell Street, Suite 200, Durham, NC 27701.

(10)          Consists of (i) 912,527 shares of common stock, and (ii) 148,662 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole general partner of Intersouth Partners VII, L.P. (“ISP VII”) is Intersouth Associates VII, LLC (“ISA VII”), which entity is managed by the Intersouth Member Managers. Dr. Richard Kent, a member of ISA VII, among other entities, is a member of the Company’s Board of Directors. Each of Dr. Kent and the Intersouth Member Managers disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address of each of these entities and individuals is c/o Intersouth Partners, 406 Blackwell Street, Suite 200, Durham, NC 27701.

(11)           Consists of (i) 42,312 shares of common stock, and (ii) 510 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The managing director of New Markets Growth Fund, LLC (“New Markets”) is Mark Grovic. Mr. Grovic, as a managing director of New Markets, may be deemed to indirectly beneficially own the securities owned by New Markets. Mr. Grovic disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address of New Markets and Mr. Grovic is 9516 Ocala Street, Silver Spring, MD 20901.

(12)           Consists of (i) 12,694 shares of common stock, and (ii) 3,808 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. The sole managing member of Tall Oaks Capital Investments, LLC (“Tall Oaks”) is Tall Oaks Capital Partners, LLC (“Tall Oaks Partners”). Ms. Carr, Hiram Ewald and Colin Rolph are the managing directors of Tall Oaks Partners (the “Tall Oaks Directors”). Each of the Tall Oaks Directors, as managing directors of Tall Oaks Partners, and Tall Oaks Partners, as the managing member of Tall Oaks, may be deemed to indirectly beneficially own the securities owned by Tall Oaks. Each of the Tall Oaks Directors disclaims beneficial ownership of any such securities, except to the extent of his or her pecuniary interest therein. The principal business address of each is 315 Old Ivy Way, Suite 301, Charlottesville, VA 22903.

(13)           Consists of (i) 126,936 shares of common stock, and (ii) 83,381 shares of common stock issuable upon exercise of warrants beneficially owned by the holder. Tullis-Dickerson Partners III, LLC (“Tullis GP”) is the sole general partner of Tullis-Dickerson Capital Focus III, L.P. (“Tullis”), and, as the general partner of Tullis, may be deemed to indirectly beneficially own the securities owned by Tullis. James Tullis is the manager of Tullis GP and may be deemed to indirectly beneficially own the securities owned by Tullis. Mr. Tullis disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address of Tullis and Tullis GP is c/o Tullis-Dickerson Partners III, LLC, Two Greenwich Plaza, 4th Floor, Greenwich, CT 06830.

(14)           Represents shares of common stock issuable upon exercise of warrants beneficially owned by the holder.

(15)           Consists of 338,495 shares of common stock. The sole managing member of ALD Co-Investor, LLC (“ALD”) is Harbert Ventures LLC. Harbert Ventures LLC, as the managing member of Harbert, may be deemed to indirectly beneficially own the securities owned by Harbert. Mr. Brooke, as a managing partner of Harbert Ventures LLC, may be deemed to indirectly beneficially own the securities owned by ALD. Mr. Brooke disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein. The principal business address of each is 1210 East Cary Street, Suite 400, Richmond, VA 23219.

(16)           Represents shares of common stock issuable upon exercise of warrants beneficially owned by the holder.

(17)           Represents shares of common stock issuable upon exercise of warrants beneficially owned by the holder.

(18)           Consists of 301,377 shares of common stock and 76,294 shares of common stock issuable upon exercise of warrants held by the holder.

16

(19)           Consists of 679,076 shares of common stock and 84,051 shares of common stock issuable upon exercise of warrants held by the holder.

(20)           Consists of 512,297 shares of common stock and 11,635 shares of common stock issuable upon exercise of warrants held by the holder. Capital Growth Trust’s principal business address is 29 Otis Street, #108, Cambridge, MA 02141.

(21)           Employee of the Company. Consists of 253,094 shares of common stock and 233,317 shares of common stock issuable upon exercise of warrants and stock options approved by the Board and issued under the Company’s Long-Term Incentive Plan..

(22)           Based on the Company’s records, Mr. DeJoria’s beneficial ownership of the Company’s securities consists of 6,983,378 shares of common stock and 142,596 shares of common stock issuable upon exercise of warrants held by Mr. DeJoria. Mailing address for Mr. DeJoria is 1888 Century Park East, Suite 1600, Century City, CA 90067.

(23)           Consists of 1,481,000 shares of common stock and 7,757 shares of common stock issuable upon exercise of warrants held by the holder.

(24)           Consists of 1,746,135 shares of common stock and 7,757 shares of common stock issuable upon exercise of warrants held by the holder.

(25)           Chief Financial Officer of the Company. Includes 357,275 shares Mr. Maslan may acquire upon the exercise of warrants and stock options approved by the Board and issued under the Company’s Long-Term Incentive Plan.

(26)           Consists of 301,377 shares of common stock and 76,294 shares of common stock issuable upon exercise of warrants held by the holder.

(27)           Consists of 3,330,041 shares of common stock and 356,939 shares of common stock issuable upon exercise of warrants held by the holder.

(28)           Consists of 2,837,160 shares of common stock and 151,189 shares of common stock issuable upon exercise of warrants held by the holder.

(29)           Consists of 935,232 shares of common stock and 90,451 shares of common stock issuable upon exercise of warrants held by the holder.

(30)           Consists of 355,100 shares of common stock and 77,458 shares of common stock issuable upon exercise of warrants held by the holder.

(31)           Chief Executive Officer of the Company. Includes 854,486 shares Mr. Rosendale may acquire upon the exercise of warrants and stock options approved by the Board and issued under the Company’s Long-Term Incentive Plan.

(32)           Based on the Company’s records, Mr. Sheedy’s beneficial ownership of the Company’s securities includes 6,113,217 shares of common stock and 1,337,156 shares of common stock issuable upon exercise of warrants held by Mr. Sheedy. Mailing address for Mr. Sheedy is 2907 Two Houston Center, Houston, Texas 77010.

(33)            Consists of 227,688 shares of common stock and 3,878 shares of common stock issuable upon exercise of warrants held by the holder.

DESCRIPTION OF SECURITIES TO BE REGISTERED

 This section describes the general terms and provisions of our securities.  For more information, you should refer to our Certificate of Incorporation and Bylaws, as amended and restated, to date, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

 Common Stock

 We are authorized to issue 160,000,000 shares of non-assessable voting common stock, $.0001 par value per share, of which 90,721,784 shares were issued and outstanding on August 10, 2012, and 15,000,000 shares of preferred stock, of which, zero shares were issued and outstanding as of the same date.

The common stock is fully paid and nonassessable. All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, upon giving a liquidation preference of $1.00 per share for each share of outstanding Series A convertible preferred stock and Series B convertible preferred stock, and a liquidation preference amount of $1,000 per share for each share of outstanding Series D convertible preferred stock. The common stock is subordinate to the Series A convertible preferred, Series B convertible preferred, and Series D convertible preferred and to all other classes and series of equity securities which by their terms rank senior to the common stock, in the event of a liquidation, dissolution, or winding up or with regard to any other rights, privileges or preferences. In addition, the Board designed the Series E Convertible Preferred Stock relative rights and designations which are described below and none of which shares remain outstanding as of the date hereof. Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights. Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We have not paid any dividends to holders of our common stock since inception. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth.

Transfer agent for our common stock is Broadridge Corporate Issuer Solutions, Inc., located at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

 Preferred Stock

 Our Board of Directors has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series. Our Board may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our shareholders.

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 We are authorized to issue 15,000,000 shares of preferred stock, par value of $.0001 per share. To date, our Board has certified the rights and preferences of four series of preferred stock: Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock (none currently outstanding), Series D Convertible Preferred Stock and Series E Convertible Preferred Stock.

Series A Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series A convertible preferred stock, par value $.0001. As of July 31, 2012, we have no shares of Series A convertible preferred stock outstanding.

Series B Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series B convertible preferred stock, par value $.0001. As of July 31, 2012, we have no shares of Series B convertible preferred stock outstanding.

Series C Convertible Preferred Stock

We have authorized a maximum of 1,000,000 shares of Series C convertible preferred stock, par value $.0001. As of July 31, 2012, we have no shares of Series C convertible preferred stock outstanding.

Series D Convertible Preferred Stock

Our Board designated 2,000,000 shares of the “blank check” preferred stock as the 10% Series D Convertible Preferred Stock with a stated value of $1,000 per share. As of July 31, 2012, we have no shares of the Series D Convertible Preferred Stock outstanding.

Series E Convertible Preferred Stock

Our Board designated up to 250,000 shares of our Preferred Stock as the Series E Convertible Preferred Stock, with a par value of $0.0001 per share and a stated value of $100 per share. The Series E Preferred Stock shares were entitled to dividends, when, as and if declared by the Board. Each share of the Series E Preferred entitled the holder thereof to vote on all matters voted on by holders of the Company’s common stock voting together, on an as converted basis, at all meetings of the Company’s shareholders and to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of 100 shares of the Company’s common stock. Upon any dissolution, liquidation and winding up of the Company, the Series E Preferred was entitled to the same liquidation rights as the Company’s common stock. The Series E Preferred shares were automatically converted into shares of common stock, in a 100-for-1 shares ratio, upon the Company’s filing of its Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware of the Charter Amendment. Following the May 18, 2012 filing of the Charter Amendment and the conversion of the Series E Preferred Stock into the shares of the Company’s common stock, there are no shares of the Series E Preferred Stock outstanding.

Warrants

 In February 2012, pursuant to the terms of the warrant agreements with holders of warrants to purchase shares of common stock of Aldagen, we issued warrants are entitled to purchase, in the aggregate, 2,115,196 shares of the Company’s common stock, at an exercise price per share of $1.42 per share, with each warrant expiring December 31, 2014. In addition, we issued 1,180,547 warrants to purchase shares of common stock to certain existing warrant holders in conjunction with early warrant exercise agreements with the same exercise price and expiration date. Each warrant, subject to call provisions, is exercisable as follows: (i) commencing on the issuance date, for up to 30% of the total shares of the Company’s common stock exercisable under the warrant, and (ii) upon issuance of the third installment of the post-closing consideration, for the remaining balance of the shares under the Warrant.

Each warrant also contains a “cashless exercise” option which entitles the warrant holders to elect to receive shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average price per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants. In addition, subject to certain limitations and adjustments, if the cumulative volume weighted average price per share of our common stock for any fifteen trading days exceeds $3.00 per share, then we may within one trading day of the end of such period, call for cancellation of all or any portion of the unexercised warrant for consideration equal to $0.01 per share.

The warrants also contain exercise price adjustments and other provisions customary to instruments of this nature. All respective purchasers in the warrant offering were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company sold the securities in these offerings in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act.

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Registration Rights

In connection with the above-referenced private offerings, the Company agreed to file, within 120 days following the filing of the Amendment to Certificate of Incorporation increasing the authorized capital stock and the conversion of the Series E Preferred Stock to Common Stock, a registration statement covering the resale of (i) shares of common stock issuable upon conversion of the Series E Preferred; (ii) shares of common stock issued in the common stock offering; and (iii) shares of common stock issuable under the warrants issued to the Aldagen warrant holders.

Lockup Restrictions

In connection with the above-referenced private offerings, each of the common stock purchasers, warrant holders and Aldagen Holdings, LLC entered into a lock-up letter under which each agreed to hold their respective securities as follows: (i) the investors in the common stock offering - to hold one-half of such common stock for a period of six months (August 8, 2012) following the closing of the Aldagen transaction, and the remaining one-half - for a period of twelve months (February 8, 2013), and (ii) Aldagen Holdings, LLC and the warrants holders - one-third of their respective common stock and the common stock issuable upon conversion of the warrants for a period of six months (August 8, 2012), one-third - for a period of twelve months (February 8, 2013), and the remaining one-third - for a period of eighteen months (August 8, 2013) following the closing of the Aldagen transaction.

Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws

 Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

 We are subject to the provisions of Section 203 of the Delaware Law. Subject to a number of exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset sale, stock sale, or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

PLAN OF DISTRIBUTION

 Each Selling Security Holder and any of their pledgees, assignees and successors-in-interest may sell, from time to time, sell any or all of their shares of common stock covered in this prospectus on the principal trading market or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

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•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

 Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

 In connection with the sale of the common stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Security Holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

 The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

 We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

 Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The Selling Security Holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with therein.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

 LEGAL MATTERS

 The validity of common stock offered will be passed upon for us by Cozen O’Connor, Washington, DC.

 EXPERTS

 The financial statements as of December 31, 2010 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A (Amendment No.1) for the year ended December 31, 2011 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

In addition, the financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of Stegman & Company, the Company’s current independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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Ernst & Young LLP, independent registered public accounting firm, has audited the financial statements of Aldagen, Inc. as of December 31, 2011 and 2010, and for the years then ended, and for the period from March 3, 2000 (inception) through December 31, 2011, included in our Current Report on Form 8-K/A filed with the SEC on August 14, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS

 SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring to those publicly available documents.  The information that we incorporate by reference in this prospectus is considered to be part of this prospectus.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 29, 2012 and as amended and restated in the Company’s Form 10-K (Amendment No. 1) for the same fiscal period filed with the SEC on October 16, 2012,

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012, respectively, filed with the SEC on May 15, 2012 and August 14, 2012, respectively.

•	Our Current Reports on Form 8-K filed with the SEC (excluding any information which is furnished and not filed with the SEC) on January 3, February 9 and 21, March 29, May 21, June 13, July 2, July 10, August 14 and August 31, 2012, respectively, with all amendments to all such Current Reports.

•	The description of our common stock set forth in the registration statement on Form 8-A/A filed with the SEC on May 31, 2005 and as subsequently amended.

 We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus.  Request for such copies should be directed to Cytomedix, Inc., 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877, Attention: Andrew Maslan, Chief Financial Officer.

 Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of this registration statement, and until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

 We have filed with the SEC a registration statement on Form S-3, including the exhibits, schedules, and any amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold pursuant to this prospectus, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549.  We also file periodic reports and other information with the SEC.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

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CYTOMEDIX, INC.

Resale of up to 21,067,151 shares of common stock

PROSPECTUS

, 2012

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 14.     Other expenses of issuance and distribution

 The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee:

Securities and Exchange Commission registration fee	$2,824.72
Accounting fees and expenses	$15,000
Legal fees and expenses	$7,500
Printing and miscellaneous expenses	$500
Total	$25,824.72

 Item 15.   Indemnification of directors and officers

 Generally speaking, Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who might be a party to an action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

 Article 10 of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

 Further, Article VIII of our Restated Bylaws provides generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cytomedix) by reason of the fact that he is or was a director, officer, employee or agent of Cytomedix, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a director, officer, employee or agent of Cytomedix has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The indemnification and advancement of expenses provided by, or granted pursuant to, our Restated Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

 Furthermore, our Restated Bylaws provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cytomedix, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the Restated Bylaws.

We also include indemnification provisions in our employment contracts with our executive officers. Generally speaking, these provisions provide that we shall indemnify our officers against, and shall pay and advance, all reasonable expenses, including attorneys’ fees and disbursements, and any judgments, fines, and amounts paid in settlement incurred by our officers in connection with a claim, action, suit, proceeding, or appeal therefrom, in the event our directors' and officers' insurance lapses, to the fullest extent permitted under our Amended and Restated Certificate of Incorporation, Restated Bylaws, or applicable law.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 16.  Exhibits and financial statement schedules

(a)          Exhibits Pursuant to Item 601 of Regulation S-K:

No.	Exhibit Title

2.1	Exchange and Purchase Agreement by and among, Cytomedix, Inc., Aldagen, Inc., a Delaware corporation and Aldagen Holdings, LLC, a North Carolina limited liability company, dated February 8, 2012 (Previously filed as an exhibit to Form 8-Kon February 9, 2012 and incorporated by reference herein).
3(i)(1)	Amendment to Restated Certificate of Incorporation of Cytomedix, Inc. (Previously filed on November 15, 2004, as exhibit to Form 10-QSB for quarter ended September 30, 2004, and incorporated by reference herein).
3(i)(2)	Certificate of Amendment to the Certificate of Incorporation (Previously filed on July 1, 2010 as exhibit to the Current Report on Form 8-K, and incorporated by reference herein).
3(ii)	Restated Bylaws of Cytomedix, Inc. (Previously filed on November 7, 2002, as exhibit to Form 10-QSB for quarter ended June 30, 2001, and incorporated by reference herein).
3.1	Amended and Restated Certificate of Designation of the Relative Rights and Preferences of Series A Preferred, Series B Preferred and common stock of Cytomedix, Inc. (Previously filed on March 31, 2004, on Form 10-KSB for year ended December 31, 2003 and incorporated by reference herein).
3.2	Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of Cytomedix, Inc. (Previously filed on March 29, 2004 on Form 8-K and incorporated by reference herein).
3.3	Certificate of Designation, Relative Rights and Preferences of the Series E Convertible Preferred Stock. (Previously filed on February 9, 2012 on Form 8-K and incorporated by reference herein).
4.1	Form Warrant Agreement (Previously filed as an Form 8-K exhibit on February 9, 2012 and incorporated by reference herein).
4.2	Form Warrant (Previously filed as an Form 8-K exhibit on February 9, 2012 and incorporated by reference herein).
5.1	Cozen O’Connor legal opinion *
10.1	Form Subscription Agreement (Previously filed as an Form 8-K exhibit on February 9, 2012 and incorporated by reference herein).
10.2	Form of Lockup Letter (Previously filed as a Form 8-K exhibit on February 9, 2012 and incorporated by reference herein).
23.1	Consent of Stegman & Company *
23.2	Consent of PricewaterhouseCoopers LLP *
23.3	Consent of Ernst & Young LLP *
23.4	Consent of Cozen O’Connor (included in Exhibit 5 hereof)
24.1	Power of Attorney.

* Filed herewith.

Item 17.  Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;’

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Gaithersburg, Maryland, on October 16, 2012.

CYTOMEDIX, INC.

By:	/s/ Martin P. Rosendale
Name:	Martin P. Rosendale
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin P. Rosendale	Chief Executive Officer	October 16, 2012
Martin P. Rosendale	(Principal Executive Officer) and Director

/s/ Andrew S. Maslan	Chief Financial Officer (Principal Financial and	October 16, 2012
Andrew S. Maslan	Accounting Officer)

/s/ Stephen Keith*	Director	October 16, 2012
Stephen Keith

/s/ Richard S. Kent*	Director	October 16, 2012
Richard S. Kent

/s/ David Jorden*	Executive Chairman	October 16, 20012
David Jorden

/s/ James Benson*	Director	October 16, 20012
James Benson

/s/ Mark McLoughlin*	Director	October 16, 2012
Mark McLoughlin

/s/ Eric Winzer*	Director	October 16, 2012
Eric Winzer

/s/ Joseph Del Guercio*	Director	October 16, 2012
Joseph Del Guercio

/s/ Lyle Hohnke*	Director	October 16, 2012
Lyle Hohnke

*By:	/s/ Martin P. Rosendale
Martin P. Rosendale, Attorney-in -fact

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